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                                                                      EXHIBIT 99

                                  AMGEN INC.


Factors That May Affect Amgen

     Amgen operates in a rapidly changing environment that involves a number of risks, some of which are beyond our control. The following discussion highlights some of these risks and others are discussed elsewhere herein.

  Product development

     We intend to continue an aggressive product development program. Successful product development in the biotechnology industry is highly uncertain, and very few research and development projects produce a commercial product. Product candidates that appear promising in the early phases of development, such as in early human clinical trials, may fail to reach the market for a number of reasons, such as:

- - the product candidate was not effective in treating a specified condition or illness
- - the product candidate had harmful side effects on humans
- - the necessary regulatory bodies (such as the FDA) did not approve our product candidate for an indicated use
- - the product candidate was not economical for us to manufacture it
- - other companies or people may have proprietary rights to our product candidate (e.g. patent rights) and will not let us sell it on reasonable terms, or at all
- - the product candidate is not cost effective in light of existing therapeutics
- - the product candidate did not demonstrate acceptable clinical trial results even though it demonstrated positive preclinical trial results

     For example, in 1997, we announced the failure of BDNF (for the treatment of ALS by subcutaneous injection administration route), because the product candidate, as administered, did not produce acceptable clinical results in a specific indication after a phase 3 trial, even though BDNF had progressed through preclinical and earlier clinical trials. Of course, there may be other factors that prevent us from marketing a product. We cannot guarantee we will be able to produce commercially successful products. Further, clinical trial results are frequently susceptible to varying interpretations by scientists, medical personnel, regulatory personnel, statisticians and others which may delay, limit or prevent further clinical development or regulatory approvals of a product candidate. Also, the length of time that it takes for us to complete clinical trials and obtain regulatory approval for product marketing has in the past varied by product and by the indicated use of a product. We expect that this will likely be the case with future product candidates and we cannot predict the length of time to complete necessary clinical trials and obtain regulatory approval. See "- Regulatory matters."

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  Regulatory matters

     Our research, preclinical testing, clinical trials, facilities, manufacturing, pricing and sales and marketing are subject to extensive regulation by numerous state and federal governmental authorities in the U.S., such as the FDA and the Health Care Financing Administration ("HCFA"), as well as by foreign countries and the European Union (the "EU"). Currently, we are required in the U.S. and in foreign countries to obtain approval from those countries' regulatory authorities before we can market and sell our products in those countries. The success of our current and future products will depend in part upon obtaining and maintaining regulatory approval to market products in approved indications in the U.S. and foreign markets. In our experience, the regulatory approval process is a lengthy and complex process, both in the U.S. and in foreign countries, including countries in the EU. Even if we obtain regulatory approval, both our manufacturing processes and our marketed products are subject to continued review. Later discovery of previously unknown problems with our products or manufacturing processes may result in restrictions on such product or manufacturing processes, including withdrawal of the products from the market. Our failure to obtain necessary approvals, or the restriction, suspension or revocation of any approvals, or our failure to comply with regulatory requirements could prevent us from manufacturing or selling our products which could have a material adverse effect on us and our results of operations.

  Reimbursement; Third party payors

     In both domestic and foreign markets, sales of our products are dependent, in part, on the availability of reimbursement from third party payors such as state and federal governments (for example, under Medicare and Medicaid programs in the U.S.) and private insurance plans. In certain foreign markets, the pricing and profitability of our products generally are subject to government controls. In the U.S., there have been, and we expect there will continue to be, a number of state and federal proposals that limit the amount that state or federal governments will pay to reimburse the cost of drugs. In addition, we believe the increasing emphasis on managed care in the U.S. has and will continue to put pressure on the price and usage of our products, which may impact product sales. Further, when a new therapeutic is approved, the reimbursement status and rate of such a product is uncertain. In addition, current reimbursement policies for existing products may change at any time. Changes in reimbursement or our failure to obtain reimbursement for our products may reduce the demand for, or the price of, our products, which could result in lower product sales or revenues which could have a material adverse effect on us and our results of operations. For example, in the U.S. the use of EPOGEN(R) in connection with treatment for end stage renal disease is funded primarily by the U.S. federal government. Therefore, as in the past, EPOGEN(R) sales could be affected by future changes in reimbursement rates or the basis for reimbursement by the federal government. For example, in early 1997, HCFA instituted a reimbursement change for EPOGEN(R) which adversely affected the Company's EPOGEN(R) sales. See "Item 7. Management's Discussion and Analysis of Financial

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Condition and Results of Operations - Results of Operations - Product sales -
EPOGEN(R) (Epoetin alfa)."

  Guidelines

     Government agencies promulgate regulations and guidelines directly applicable to us and to our products. However, professional societies, practice management groups, private health/science foundations and organizations involved in various diseases may also publish, from time to time, guidelines or recommendations to the health care and patient communities. These organizations may make recommendations that affect a patient's usage of certain therapies, drugs or procedures, including our products. Recommendations of government agencies or these other groups/organizations may relate to such matters as usage, dosage, route of administration and use of concomitant therapies. Recommendations or guidelines that are followed by patients and health care providers could result in, among other things, decreased use of our products which could have a material adverse effect on our results of operations. In addition, the perception by the investment community or stockholders that such recommendations or guidelines will be followed could adversely affect prevailing market prices for our common stock.

  Intellectual property and legal matters

     The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and often involve complex legal, scientific and factual questions. To date, there has emerged no consistent policy regarding breadth of claims allowed in such companies' patents. Accordingly, the patents and patent applications relating to our products and technologies may be challenged, invalidated or circumvented by third parties and might not protect us against competitors with similar products or technology. Patent disputes are frequent and can preclude commercialization of products. We are currently, and in the future may be, involved in patent litigation. The results of such litigation could subject us to competition and/or significant liabilities, could require us to enter into third party licenses or could cause us to cease using the technology or product in dispute. In addition, we cannot guarantee that such licenses will be available on terms acceptable to us.

     The Company is currently involved in arbitration proceedings with Ortho Pharmaceutical Corporation (which has assigned its rights under the Product License Agreement to Ortho Biotech, Inc.), a subsidiary of Johnson & Johnson ("Johnson & Johnson"), relating to a license granted by the Company to Johnson & Johnson for sales of Epoetin alfa in the U.S. for all human uses except dialysis. See Note 4 to the Consolidated Financial Statements, "Contingencies - Johnson & Johnson arbitrations".

  Competition

     We operate in a highly competitive environment. Our principal competitors are pharmaceutical and biotechnology companies. Some of our competitors, mainly large pharmaceutical corporations, have greater clinical, research, regulatory and marketing resources than

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we do. In addition, some of our competitors may have technical or competitive advantages over us for the development of technologies and processes and the acquisition of technology from academic institutions, government agencies and other private and public research organizations. We cannot guarantee that we will be able to produce or acquire rights to products that have commercial potential. Even if we achieve successful product commercialization, we cannot guarantee that one or more of our competitors will not achieve product commercialization earlier than we do, obtain patent protection that dominates or adversely affects our activities, or have significantly greater marketing capabilities.

  Fluctuations in operating results

     Our operating results may fluctuate from period to period for a number of reasons. In budgeting our operating expenses, some of which are fixed in the short term, we assume that revenues will continue to grow. Accordingly, even a relatively small revenue shortfall may cause a period's results to be below our expectations. A revenue shortfall could arise from any number of factors, such as:

- - lower than expected demand for our products
- - changes in the government's or private payor's reimbursement policies for our products
- - changes in wholesaler buying patterns
- - increased competition from new or existing products
- - fluctuations in foreign currency exchange rates
- - changes in our product pricing strategies

     Of course, there may be other factors that affect the Company's revenues in any given period.

  Rapid growth

     We have an aggressive growth plan that includes substantial and increasing investments in research and development and facilities. Our plan has a number of risks, such as:

- - the need to generate higher revenues to cover a higher level of operating expenses
- - the need to manage complexities associated with a larger and faster growing organization
- - the need to accurately anticipate demand for the products we manufacture and maintain adequate manufacturing capacity

     Of course, there may be other risks and we cannot guarantee that we will be able to successfully manage these or other risks.

  Stock price volatility

     Our stock price, like that of other biotechnology companies, is extremely volatile. Our stock price may be affected by, among other things, clinical trial results and other product-development announcements by us or our competitors, regulatory matters, announcements in the scientific and research community, intellectual property and legal matters, changes in reimbursement policies or

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medical practices or broader industry and market trends unrelated to our performance. In addition, if our revenues or earnings in any period fail to meet the investment community's expectations, there could be an immediate adverse impact on our stock price.

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